UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): January 3, 2017

CYTRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Daniel Levitt, M.D., Ph.D.

On January 3, 2017, CytRx Corporation (“we,” “us,” “our,” “CytRx” or the “company”) entered into a new employment agreement, effective as of January 1, 2017, with Daniel Levitt, M.D., Ph.D., under which we agree to employ Dr. Levitt as our Chief Operating Officer and Chief Medical Officer through December 31, 2017. Under his employment agreement, Dr. Levitt is entitled to a $625,000 sign-on bonus payable in January 2017 and a base annual salary of $625,000, and is eligible to receive an annual bonus as determined in our discretion, but not less than $150,000. In addition, we agree in the employment agreement to amend Dr. Levitt’s stock options granted under our 2008 Incentive Plan to provide that, should the FDA grant approval to market aldoxorubicin in no fewer indications than lyposarcoma and leiomyosarcoma, or small cell lung cancer, the stock options will immediately vest in full and will remain exercisable for the full term of the options in the event of the termination of Dr. Levitt’s employment other than a termination by us for “cause.” In the event we terminate Dr. Levitt’s employment without “cause” or Dr. Levitt resigns for “good reason,” or his employment is terminated due to his “disability” (each as defined in the employment agreement) or his death, we have agreed to (1) pay Dr. Levitt or his heirs or representatives, as applicable, a lump-sum equal to his accrued but unpaid salary, accrued vacation and any accrued and unpaid bonus, plus an amount, which shall be due and payable within ten days following the effective date of such termination, equal to one year’s base annual salary (two years’ base annual salary if his employment is terminated without “cause” following a “change in control” (as defined in the employment agreement)), (ii)  continue, at our cost, for a period of 12 months following the termination of his employment the participation of Dr. Levitt and his dependents in our employee benefit plans in which Dr. Levitt was participating as of the termination of his employment, and (iii) that Dr. Levitt will be entitled to full and immediate vesting of his restricted stock and stock options and any other equity awards based on CytRx securities and all such awards will remain exercisable for their full term notwithstanding the termination of his employment (other than a termination by the company for “cause”).

We also agree in Dr. Levitt’s employment agreement that if we neither offer to renew or extend the employment agreement nor offer Dr. Levitt an opportunity to serve as a consultant to the company, we will continue to pay Dr. Levitt his annual salary thereunder during the one-year period commencing upon expiration of his employment agreement and ending on December 31, 2018.

Employment Agreement with Scott Wieland, Ph.D.

Also on January 3, 2017, we entered into a new employment agreement, effective as of January 1, 2017, with Scott Wieland, Ph.D., under which we agree to employ Dr. Wieland as our Senior Vice President – Drug Development, through December 31, 2017. Under his employment agreement, Dr. Wieland is entitled to a base annual salary of $400,000. We agree in his employment agreement to review Dr. Wieland’s base salary periodically, and may increase (but not decrease) it in our sole discretion. Dr. Wieland also is eligible to receive an annual bonus as determined by us in our sole discretion. In the event we terminate Dr. Wieland’s employment without “cause” (as defined in his employment agreement), we agree to pay him a lump-sum severance amount equal to six months’ base annual salary under his employment agreement (12 months’ base annual salary if the termination without “cause” occurs following a “change in control” (as defined in his employment agreement)).

We also agree in Dr. Wieland’s employment agreement that if we do not offer to renew or extend the employment agreement we will continue to pay Dr. Wieland’s annual salary thereunder during the period commencing on termination of his employment and ending on June 30, 2018 or the date he is employed by another employer, whichever is earlier.

The foregoing descriptions of material terms of the recent employment agreements do not purport to be complete descriptions of the terms and provisions therein. The full text of such agreements will be filed as exhibits to our Annual Report on Form 10-K for the year ending December 31, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION

Date: January 6, 2017	By:	/s/ JOHN Y. CALOZ
	Name:	John Y. Caloz
	Title:	Chief Financial Officer

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